Exhibit 10.3

2015 SEAGATE DEFERRED

COMPENSATION PLAN

(Effective January 1, 2015)

Table of Contents

ARTICLE I DEFINITIONS		1
1.1.	Account	1
1.2.	Base Salary	2
1.3.	Beneficiary	2
1.4.	Board of Directors	2
1.5.	Bonus	2
1.6.	Change in Control. “Change in Control”	2
1.7.	Code	2
1.8.	Commissions	2
1.9.	Committee	2
1.10.	Company	2
1.11.	Company Contributions	2
1.12.	Compensation	2
1.13.	Disability	3
1.14.	Distributable Amount	3
1.15.	Distribution Event	3
1.16.	Effective Date	3
1.17.	Eligible Employee	3
1.18.	Employee	3
1.19.	ERISA	3
1.20.	Fund	4
1.21.	Investment Return	4
1.22.	Participant	4
1.23.	Participating Company	4
1.24.	Payment Commencement Date	4
1.25.	Plan	4
1.26.	Plan Year	4
1.27.	Related Company	4
1.28.	Specified Employee	5
ARTICLE II PARTICIPATION		5
2.1.	Participation	5
ARTICLE III DEFERRAL ELECTIONS		5
3.1.	Elections to Defer Compensation	5
3.2.	Company Contributions	7
3.3.	Investment Elections	7
ARTICLE IV ACCOUNTS		8
4.1.	Participant Accounts	8
ARTICLE V VESTING		9
5.1.	Account	9
ARTICLE VI DISTRIBUTIONS		9
6.1.	Distribution Options	9
6.2.	Distribution due to Separation from Service, Disability or Death	10
6.3.	Scheduled In-Service Withdrawals	11
6.4.	Unforeseeable Emergency	13

6.5.	Distributions to Specified Employees	13
6.6.	Section 162(m) Limitation	14
6.7.	Inability to Locate Participant	14
6.8.	Payment Upon Change in Control	14
ARTICLE VII ADMINISTRATION		14
7.1.	Committee	14
7.2.	Committee Action	14
7.3.	Powers and Duties of the Committee	15
7.4.	Construction and Interpretation	16
7.5.	Information	16
7.6.	Compensation, Expenses and Indemnity	16
7.7.	Quarterly Statements	16
ARTICLE VIII MISCELLANEOUS		17
8.1.	Unsecured General Creditor	17
8.2.	Trust; Unfunded Plan	17
8.3.	Restriction Against Assignment	17
8.4.	Withholding	17
8.5.	Amendment, Modification, Suspension or Termination	18
8.6.	Governing Law	18
8.7.	Receipt or Release	18
8.8.	Payments on Behalf of Persons under Incapacity	19
8.9.	No Employment Rights	19
8.10.	Headings, etc. Not Part of Agreement	19
8.11.	Liability Between Company and Participating Companies	19
8.12.	Code Sections 409A and 457A	19
8.13.	Department of Labor Determination	20
ARTICLE IX CLAIMS PROCEDURES		20
9.1.	Claim for Benefits	20
9.2.	Notice of Denial	20
9.3.	Review of Claim	20
9.4.	Decision After Review	21
9.5.	Legal Action	21
9.6.	Discretion of the Committee	21
EXHIBIT “A” PARTICIPATING COMPANIES		i

2015 SEAGATE DEFERRED COMPENSATION PLAN

Effective January 1, 2015

PURPOSE AND ESTABLISHMENT

This document includes the terms of the 2015 Seagate Deferred Compensation Plan.  Capitalized terms, unless defined herein, shall have the meaning provided in Article I.

The Plan is intended to provide supplemental retirement benefits to Eligible Employees.  The Plan is a successor to the Seagate Deferred Compensation Plan, which the Company froze with respect to all deferrals for performance periods after December 31, 2014.  Effective January 1, 2015, the Company established this Plan to apply to amounts deferred with respect to performance periods after December 31, 2014 and any earnings attributable thereto.

The Company intends that the Plan constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meaning of ERISA sections 201(2), 301(a)(3) and 401(a)(1).  All provisions of the Plan shall be interpreted and administered to the extent possible in a manner consistent with the stated intentions.

ARTICLE I

DEFINITIONS

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below:

1.1.                            Account. “Account” means, for each Participant, the bookkeeping account maintained by the Committee that is credited with amounts equal to (a) the portion of the Participant’s Compensation that he or she elects to defer, (b) Company Contributions, if any, made to the Plan for the Participant’s benefit, and (c) adjustments to reflect deemed earnings pursuant to Subsection 4.1(d).

1.2.                            Base Salary. “Base Salary” means the Employee’s base salary for the Plan Year, and does not include any other form of compensation such as Annual Bonuses, Commissions, restricted stock, proceeds from stock options or stock appreciation rights, expatriate premiums, hypothetical tax payments for expatriates, severance payments, moving expenses, car or other special allowance, non-monetary awards, other special compensation, salary replacements paid by the Company or any Participating Company such as short or long-term disability benefits, and any other similar amounts paid by the Company or any Participating Company to an Eligible Employee whether or not includible in taxable income.  Base Salary is determined before:  (a) any reduction pursuant to Code sections 125, 132(f)(4), or 401(k); (b) any reduction to reflect a deferral election in accordance with this Plan; (c) after-tax withholdings for insurance premium payments, including accident, death and disability, and life insurance premiums; and (d) Social Security and Medicare withholding obligations imposed on the Employer and any other withholding requirements imposed by law with respect to such amounts.

1.3.                            Beneficiary. “Beneficiary” or “Beneficiaries” means the beneficiary or beneficiaries last designated in writing by a Participant in accordance with procedures established by the Committee from time to time to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective unless and until it is filed with the Committee during the Participant’s lifetime.

1.4.                            Board of Directors. “Board of Directors” or “Board” means the Board of Directors of the Company. To the extent the compensation committee charter authorizes it, the Seagate compensation committee will on behalf of the Board.

1.5.                            Bonus. “Bonus” means the performance-based cash incentive compensation payable to a Participant under any bonus and cash incentive plans of the Company or a Participating Company, including the Key Contributor Performance Bonus Plan and the Executive Performance Bonus Plan, the amount of which, or the entitlement to which, is contingent on the satisfaction of organizational or individual performance criteria. For purposes of the Plan, Bonus shall not include any discretionary bonus payments, including Reward and Recognition bonuses.

1.6.                            Change in Control.  “Change in Control”  means a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Code Section 409A.

1.7.                            Code. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code includes such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

1.8.                            Commissions. “Commissions” means any fee, sum or percentage paid to an Employee for transacting a piece of business or performing a service for the Company.

1.9.                            Committee. “Committee” means the Seagate Benefits Administrative Committee appointed by the Board to administer the Plan in accordance with Article VII.

1.10.                     Company. “Company” means Seagate US LLC, and any successor thereto.

1.11.                     Company Contributions. “Company Contributions” is defined in Section 3.2.

1.12.                     Compensation. “Compensation” means the Base Salary, Commissions, and/or Bonuses that the Participant earns for services rendered to the Company or a Participating Company.

1.13.                     Disability. “Disability” means a condition under which a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

1.14.                     Distributable Amount. “Distributable Amount” means the aggregate vested amount credited to a Participant’s Account less any amounts previously distributed to (or deemed distributed to or forfeited by) that Participant without regard to whether such amounts are credited to any separate subaccounts established for the purpose of administering the Plan except to the extent that the Plan provides otherwise. Such amount shall be valued as of the date determined by the Committee or its delegate in its sole discretion.  The Distributable Amount shall not include any other amounts deferred or credited with respect to deferrals pursuant to any other nonqualified deferred compensation plan sponsored by the Company.

1.15.                     Distribution Event. “Distribution Event” means, with respect to each Participant, (i) the Participant’s “separation from service” (as such term is defined under Code Section 409A) as an employee from the Company, all Participating Companies and all Related Companies, (ii) death, (iii) Disability, (iv) an unforeseeable emergency as described in Section 6.4 of the Plan, or (v) a Scheduled In-Service Withdrawal, if specified by the Participant pursuant to Article VI. A Participant’s Distribution Event election shall be made in writing at such time, on such form and subject to such procedures as the Committee may, in its sole and absolute discretion, specify from time to time. Notwithstanding the foregoing, a Distribution Event will not be deemed to have occurred if a Participant transfers employment or other service from one Participating Company to become employed by another Participating Company or any Related Company without any intervening employment.

1.16.                     Effective Date.  “Effective Date” means January 1, 2015.

1.17.                     Eligible Employee. “Eligible Employee” means an Employee who is in a select group of management or highly compensated Employees including, without limitation, (i) all vice presidents and equivalent positions (or other high-level technical positions) and above, and (ii) any Employee who, for a relevant Plan Year, (A) has a Base Salary equal to or in excess of the amount set from time to time by the Committee or (B) has target commissions and a Base Salary, the sum of which is equal to or in excess of the amount set from time to time by the Committee, and who is selected for participation by the Committee, both in the Committee’s sole and absolute discretion.

1.18.                     Employee. “Employee” means a common-law employee of the Company or a Participating Company regularly performing services in the United States and subject to United States federal income tax.

1.19.                     ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.20.                     Fund. “Fund” or “Funds” means one or more of the investment funds selected by the Committee pursuant to Section 3.3.

1.21.                     Investment Return. “Investment Return” means, for each Fund, an amount equal to the pre-tax rate of gain or loss on the assets of such Fund (net of applicable fund and investment charges) during each valuation period, but not less frequently than monthly.

1.22.                     Participant. “Participant” means any Eligible Employee who elects to defer Compensation in accordance with Section 3.1, and any other individual with respect to whom an Account is maintained under this Plan.

1.23.                     Participating Company. “Participating Company” means each unrelated employer that the Committee and such employer agree shall be a participating employer in the Plan. Each Participating Company is set forth in Exhibit A.

1.24.                     Payment Commencement Date. “Payment Commencement Date” means as follows: (i) with respect to payments due to Disability, as soon as administratively possible after the first day of the month following the end of the calendar quarter in which the Participant suffers a condition that constitutes a Disability; (ii) with respect to payments due to separation from service, during the month following the end of the calendar quarter in which the Participant separates from service, or, during the year following the year in which the Participant separates from service, depending on the Participant’s election, and (iii) with respect to Scheduled In-Service Withdrawals, as set forth in Section 6.3(d).  If a Participant has not elected a Payment Commencement Date under this Section 1.24, the Payment Commencement Date shall be during the first month following the end of the calendar quarter in which the Participant has a Distribution Event.

Notwithstanding any elections by a Participant, payments with respect to any Distribution Event may commence between the date of the Payment Commencement Date and the end of the year in which the Payment Commencement Date occurs, or if later, on or before the 15th day of the third calendar month following the Payment Commencement Date provided, however, that a Participant will not be permitted, directly or indirectly, to designate the taxable year of the payment.  Any payment that complies with this Section and the payment delay for Specified Employees provided in Section 6.5 shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of payment.

1.25.                     Plan. “Plan” means the 2015 Seagate Deferred Compensation Plan, as set forth herein, now in effect, or as amended from time to time.

1.26.                     Plan Year. “Plan Year” means the calendar year beginning each January 1 and ending December 31.

1.27.                     Related Company. “Related Company” means all entities that would be considered a single employer under Treas. Reg. § 1.409A-1(h)(3).

1.28.                     Specified Employee. “Specified Employee” shall mean any Participant who, as of the date of such Participant’s “separation from service” (as such term is defined under Section 409A of the Code), is identified as a “specified employee” pursuant to the Company’s Specified Employee Procedure.

ARTICLE II

PARTICIPATION

2.1.                            Participation. An Eligible Employee shall become a Participant in the Plan by electing to defer a portion of his or her Compensation in accordance with Section 3.1.

ARTICLE III

DEFERRAL ELECTIONS

3.1.                            Elections to Defer Compensation.

(a)                                 Annual Elections.  For each Plan Year, a Participant may elect to defer some or all of Base Salary, Bonuses, and/or Commissions to be paid for services to be performed during the Plan Year, and to the extent permitted by this Plan, the time and form of distribution of deferrals.  Deferral Elections are effective on a calendar year basis and become irrevocable no later than the date specified by the Committee, but in any event before the beginning of the Plan Year to which the election relates.  A Participant’s elections will become effective only if the forms required by the Committee have been properly completed and signed by the Participant (including, but not limited to, an electronic form), timely delivered to the Committee, and accepted by the Committee.  A Participant who fails to file elections before the required date will be treated as having elected not to defer any amounts earned during the following Plan Year.

(b)                                 Special Rules for New Eligible Employees.

(1)                                 New Hires and Promotions.  The Committee may, in its discretion, permit an Employee who becomes an Eligible Employee after the beginning of a Plan Year to defer Compensation for that Plan Year by filing with the Committee an irrevocable deferral election during the 30 day period following the date the Employee becomes an Eligible Employee.  Any election by an Eligible Employee, pursuant to this Section, to defer Base Salary, Bonuses, and/or Commissions shall apply only to such amounts earned by the Eligible Employee after the date on which the deferral election is filed.  Notwithstanding the foregoing, a newly Eligible Employee who participates in any other account balance plan that is aggregated with the Plan pursuant to Code Section 409A shall not be permitted to file an election to defer Compensation in accordance with this Section.

(2)                                 Formerly Eligible Employees Who Again Become Eligible.  An Employee who again becomes an Eligible Employee after a period of ineligibility may defer Compensation in accordance with Section 3.1(b) only if the Employee was not eligible to defer compensation in the Plan and any other account balance plan aggregated with the Plan pursuant to Code Section 409A for the twenty-four (24) month period ending on the date on which the Employee again became an Eligible Employee. Any Employee who again becomes an Eligible Employee after a period of ineligibility and who has an Account cannot file new distribution elections for previously deferred amounts credited to such Account except as otherwise provided in the Plan.

(c)                                  Special Rule for Performance-Based Bonuses.  Notwithstanding any provision in the Plan to the contrary, the Committee may, in its discretion, allow a Participant to make a deferral election with respect to a Bonus on or before the date that is six months before the end of the performance period if (1) the Bonus is performance-based compensation within the meaning of Code Section 409A; (2) the performance period is at least 12 consecutive months; and (3) the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is filed.  Any election pursuant to this Section shall become irrevocable no later than the earlier of: (a) six months preceding the end of the performance period to which the Bonus relates; or (b) the date as of which the Bonus has become readily ascertainable, within the meaning of Code Section 409A.

(d)                                 General Rule.                       The amount of Compensation that an Eligible Employee may elect to defer is as follows:

(1)         Any whole percentage of Base Salary up to seventy percent (70%);

(2)         Any whole percentage of Bonuses up to one hundred percent (100%); and/or

(3)         Any whole percentage of Commissions up to seventy percent (70%);

provided, however, that, to the extent permitted by Code Section 409A, no election shall be effective to reduce the amount actually paid to an Eligible Employee for a calendar year to an amount that is less than the amount necessary to pay (i) FICA and other employment, state, local and foreign taxes payable with respect to the deferred amounts; (ii) any amounts necessary to satisfy any wage garnishment or similar obligations; and (iii) any amounts necessary to satisfy any debt owed by the Participant to the Company.

(e)                                  Deferral Limits.  The Committee may change the maximum deferral percentages and establish minimum deferral percentages from time to time in its sole discretion.  Any such limits shall be communicated by the Committee.

(f)                                   Effectiveness of Deferral Election.  An election to defer Base Salary, Bonuses, and/or Commissions shall be effective with respect to Compensation that is paid with respect to services performed  during the Plan Year except that a Participant’s deferral election for a Plan Year shall not be effective with respect to Compensation for the final payroll period of the Plan Year if such payroll period contains the last day of the Plan Year (i.e., December 31) and the Compensation for such payroll period is paid in the following Plan Year.  In such event, a Participant’s deferral election (if any) for the following Plan Year shall be effective with respect to Compensation for the final payroll period of the Plan Year, and if Participant does not file a deferral election for the following Plan Year, then no portion of such Compensation for the final payroll period shall be deferred.  A Participant’s deferral election for a Plan Year shall remain in effect for the entire Plan Year for which the election relates (or if approved by the Committee pursuant to Section 3.1(b), the remainder of the Plan Year for which the election relates), notwithstanding any change in the Participant’s Base Salary, Bonuses and/or Commissions during the Plan Year.

(g)                             General Rule Applicable to Deferral Elections.  If the Committee determines in good faith that a Participant is no longer an Eligible Employee, the Participant’s deferral elections for the Plan Year (if any) shall continue to the end of the Plan Year, but shall terminate thereafter, and the terms of the Plan shall continue to govern the Participant’s Account until his or her Account has been paid in full.

(h)                            Withholding of Deferral Amounts.  The Committee shall have the sole discretion to withhold the percentage of Base Salary, Bonuses and/or Commissions designated by the Participant for deferral for a Plan Year at the times and in the amounts that the Committee, in its sole discretion, selects, which need not be uniform among Participants or as to payments to a single Participant; provided, however, that deferral amounts must be withheld not later than the end of the calendar year during which the Company would otherwise have paid the amounts to the Participant but for the Participant’s deferral election.  Deferrals of Base Salary shall not be withheld during any period in which the Participant is on an unpaid leave of absence. All deferral amounts that are withheld in accordance with this Section shall be deemed for all purposes to comply with the Plan requirements regarding deferrals.

(i)                                Obligation to Report Errors.  Each Participant is responsible for reviewing his or her pay statements and his or her periodic benefit statement to determine whether the Employer withheld the correct amount of Base Salary, Commission or Bonus deferrals from the Participant’s pay and credited the correct amount to the Participant’s Account.  Participants are required to contact the Committee with respect to any deferral or distribution error during the calendar year.  If the Participant fails to notify the Committee with respect to any deferral or distribution errors, the Employer is deemed to have acted in good faith and will not be liable for any adverse tax consequences to Participant or Participant claims relating to failure to defer or distribute the correct amounts.

3.2.                            Company Contributions.  The Company and each Participating Company may make discretionary contributions to the Accounts of one or more Participants at such times and in such amounts, and subject to such vesting and other conditions, as the Company and each such Participating Company may determine.

3.3.                            Investment Elections.  The Committee may, in its sole and absolute discretion, provide each Participant with a list of investment funds available for hypothetical investment, and the Participant may designate, in a manner specified by the Committee, one or more Funds that his or her Account will be deemed to be invested in for purposes of determining the amount of earnings to be credited to that Account. The Committee may, from time to time, in its sole and absolute discretion, change the investment funds. The Investment Return of each such commercially available fund shall be used to determine the amount of earnings to be credited to Participants’ Accounts under Subsection 4.1(d). In making the designation pursuant to this Section, the Participant may specify that all or any one percent (1%) multiple of his or her Account be deemed to be invested in one or more of the Funds offered by the Committee. Subject to such limitations and conditions as the Committee may specify, a Participant may change the designation made under this Section each business day, in such manner and at such time or times as the Committee shall specify from time to time. If a Participant fails to elect a Fund under this Section or if the Committee does not provide such Participant with a list of Funds pursuant to this Section, then the Participant shall be deemed to have elected a money market or similar fund. The Company may, but need not, acquire investments corresponding to those designated by the Participants hereunder, and it is not under any obligation to maintain any investment it may make. Any such investments, if made, shall be Company (or if applicable, each Participating Company) property in which no Participant shall have any interest.  Notwithstanding anything to the contrary, in no event shall a Participant’s Account be credited with investment earnings after the Participant’s Account has been fully distributed to the Participant.

ARTICLE IV

ACCOUNTS

4.1.                            Participant Accounts. The Committee shall establish and maintain an Account for each Participant under the Plan. Each Participant’s Account may be further divided into separate subaccounts (“investment fund subaccounts”), corresponding to investment Funds elected by the Participant pursuant to Section 3.3 or as otherwise determined by the Committee to be necessary or appropriate for proper Plan administration. A Participant’s Account shall be credited as follows:

(a)                                 As of the date on which a payroll withholding is made for a Participant, or as soon as administratively practicable thereafter, the Committee shall credit the investment fund subaccounts of that Participant’s Account with an amount equal to Base Salary deferred by the Participant during each such pay period in accordance with the Participant’s election; that is, the portion of the Participant’s deferred Base Salary that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(b)                                 As of the date on which each Bonus and/or Commission would have been paid, or as soon as administratively practicable thereafter, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion of the Bonus and/or Commission deferred by the Participant’s election; that is, the portion of the Participant’s deferred Bonus and/or Commission that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(c)                                  As soon as administratively practicable after the last day of the Plan Year or such earlier time or times as the Committee may determine, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion, if any, of any Company Contribution made to or for the Participant’s benefit in accordance with Section 3.2; that is, the portion of the Participant’s Company Contribution, if any, that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(d)                                 At such time or times as the Committee may determine, but not less frequently than monthly, each investment fund subaccount of a Participant’s Account shall be credited with earnings in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the last day of the preceding valuation period by the Investment Return for the corresponding Fund selected by the Committee.

ARTICLE V

VESTING

5.1.                            Account

(a)                                 Compensation Deferrals. A Participant’s Account attributable to Compensation deferred by a Participant pursuant to the terms of this Plan, together with any amounts credited to the Participant’s Account under Section 4.1 with respect to such deferrals, shall be one hundred percent (100%) vested at all times.

(b)                                 Company Contributions. The value of a Participant’s Account attributable to any Company Contributions pursuant to Section 3.2 shall vest at such time or times as the Company (or each Participating Company with the approval of the Company), shall specify in connection with any such contributions. Unless otherwise specified, Participants shall be one hundred percent (100%) vested in such amounts together with any amounts credited to the Participants.

ARTICLE VI

DISTRIBUTIONS

6.1.                            Distribution Options. Each Participant may elect to receive his or her deferrals (and earnings thereon) either at separation from service or as a Scheduled In-Service Withdrawal, subject to the provisions of this Article VI.  The Participant may make distribution elections, pursuant to the election form prescribed by the Committee from time to time, for each Plan Year’s deferrals (and earnings thereon).  The election to receive payment of a Plan Year’s deferrals (and earnings thereon) at separation from service is irrevocable.  Participants will receive payments upon death, in the event of an unforeseeable emergency, or upon the Participant’s Disability as set forth in this Article VI.  In the event that a Participant experiences a separation from service or Disability prior to the commencement or completion of a Scheduled In-Service Withdrawal, then the relevant provisions of Section 6.2 shall apply to the Distributable Amount remaining in the Participant’s Account (if any) as of the date of the Participant’s separation from service or Disability and supersede the Participant’s Scheduled In-Service Withdrawal election.

6.2.                            Distribution due to Separation from Service, Disability or Death.

(a)                                 Normal Form of Distribution. Subject to Subsection 6.2(b) below, in the event that a Participant separates from service for any reason or the Participant has a Disability, then the Participant’s entire Distributable Amount shall be paid to the Participant (and after the Participant’s death to his or her Beneficiary or Beneficiaries) in a cash lump sum payment payable on his or her Payment Commencement Date.

(b)                                 Optional Forms of Distribution. A Participant may, in lieu of a lump sum distribution specified in Subsection 6.2(a) above, elect any of the following optional forms of distribution (subject to Subsection 6.2(c) below):

Form(s) of Distribution

Quarterly installments over 3 years

Quarterly installments over 5 years

Quarterly installments over 10 years

Quarterly installments over 15 years

Notwithstanding any elections by the Participant, if the Participant’s entire or remaining Distributable Amount becomes Fifty Thousand Dollars ($50,000) or less as of the Payment Commencement Date, such Distributable Amount shall be distributed in a lump sum on the Payment Commencement Date.  Notwithstanding anything to the contrary, any such election under this Subsection 6.2(b) shall apply to distributions upon separation from service and Disability, but shall not apply to distributions payable upon the Participant’s death at any time.  Notwithstanding anything to the contrary, a Participant may make an election to receive distribution in the installment form(s) of distribution above, in lieu of a lump sum distribution specified in Subsection 6.2(a) above, only during the first election period in which the Participant makes a deferral election, even if the Participant initially elects to receive only a Scheduled In-Service Withdrawal.  Unless a Participant elects an installment form(s) of distribution at the time of the Participant’s initial deferral election, then the Participant will be deemed to have elected to receive such distributions in a lump sum for all Plan Years in which the Participant receives a distribution due to separation from service or Disability.

(c)                                  Distribution Elections.

(1)                                 A Participant may make a distribution election under Subsection 6.2(b) above and a Payment Commencement Date election by completing a form approved by and filed with the Committee by the end of the applicable election period during which the Participant first makes a deferral election, provided it is made at latest (i) before the end of the calendar year prior to the year in which services related to compensation in question will be performed, or (ii) in the case of new Participants’ initial election, if the Committee so approves, within 30 days after becoming eligible to participate in the Plan. A Participant may change the timing or form of distribution under this

Section provided that he or she files the change with the Committee at least one (1) year prior to his or her Payment Commencement Date; provided, however, such distribution election change shall be effective only if (i) the Participant makes such election at least one year prior to the date the previously elected payment or payments were to commence, (ii) the change does not take effect until at least one year after the Participant submits the revised election form; and (iii) to the extent required by Code Section 409A, the change provides for the deferral of the date of the payment for a minimum of five additional years. For purposes of the commencement date referred to in clause (i) of the preceding sentence, all distributions are considered scheduled to commence on the Payment Commencement Date except that distributions on account of separation from service are considered scheduled to commence on the first day of the month following the end of the calendar quarter in which the Participant separated from service or January 1 of the year following the year in which the Participant separated from service, depending on the Participant’s election. For purposes of the 5-year re-deferral limitation set forth in clause (iii) of the preceding sentence, distributions payable in installments (as opposed to a lump sum) shall be treated as a single payment payable on the date the installments are due to commence. A Participant may not make a new election once distributions from the Plan have commenced or which would first become effective at a time when distributions from the Plan have commenced. Any changes to an Employee’s distribution election pursuant to this Section 6.2(c) must be submitted on a separate form.

(2)                                 If the Participant’s Distributable Amount is paid in installments, then the Participant’s Account shall continue to be credited with earnings pursuant to Subsection 4.1(d) and the installment amount shall be adjusted, as the Committee determines, to reflect gains and losses until all amounts credited to his or her Account under the Plan have been distributed.

(3)                                 Amounts payable pursuant to this Section shall be subject to the limitation on payout under Section 6.6.

(d)                                 Death Prior to or While Receiving Benefits. Notwithstanding any other provision of the Plan, if the Participant dies prior to receiving or while receiving any or all of his or her Account, such Participant’s Distributable Amount shall be paid to his or her Beneficiary or Beneficiaries in a cash lump sum payment including all vested and unvested Company Contributions no later than the later of (i) the calendar year in which the Participant dies, or (ii) two and one-half months after the Participant dies.

(e)                                  Rehired Employees. If a Participant separates from service and begins receiving any or all of his or her Account (in “Pay Status”), and such Participant is subsequently rehired and again becomes eligible under the Plan, then such Participant’s prior Account must remain in Pay Status until fully paid pursuant to the terms of his or her initial distribution election. A Participant may not redefer his or her prior Account upon rehire.

6.3.                            Scheduled In-Service Withdrawals. A Participant may, in connection with his or her Compensation deferral election for a Plan Year, specify a withdrawal (a “Scheduled In-Service Withdrawal”) of all of his or her Account attributable to Compensation deferred for such Plan Year, including any amounts credited with respect to such deferrals pursuant to Subsection 4.1(d), subject to the following restrictions:

(a)                                 A Participant’s Scheduled In-Service Withdrawal election must specify a Scheduled In-Service Withdrawal date that is at least two (2) years beyond the end of the Plan Year to which such withdrawal election applies. A Participant may amend or postpone to a later future year his or her Scheduled In-Service Withdrawal election (including, without limitation, the form and/or timing of the distribution); provided, however, such amendment or postponement (i) occurs with at least one (1) year’s advance notice thereof, (ii) the change does not take effect until at least one year after the Participant submits the amendment or postponement; and (iii) the change provides for the deferral of the date of the payment for a minimum of five additional years.

(b)                                 The election to take a Scheduled In-Service Withdrawal shall be made by completing a form approved by and filed with the Committee no later than the applicable Election Date.

(c)                                  The amount payable to a Participant in connection with a Scheduled In-Service Withdrawal shall be, as elected by the Participant, all or a portion of the Compensation deferred for the Plan Year with respect to which the election applies, determined as the Committee or its delegate determines in its sole discretion, together with any earnings credited to such amount pursuant to Subsection 4.1(d), determined as of the date the Committee or its delegate determines in its sole discretion.

(d)                                 Subject to section 6.6, payment of a Scheduled In-Service Withdrawal shall be made in either a single lump sum or in annual installments over a two (2), three (3), four (4) or five (5)-year period (as elected by the Participant); provided, however, that if a Participant’s total Distributable Amount for a Scheduled In-Service Withdrawal is Twenty-Five Thousand Dollars ($25,000) or less as of the Payment Commencement Date, such Distributable Amount shall be distributed in a lump sum on the Payment Commencement Date. Lump sum distributions shall be paid in the year specified on the election form. Annual installment distributions shall commence in the year specified on the election form, and shall continue to be paid as soon as administratively practicable after the beginning of each subsequent calendar year for the duration elected on the election form.

(e)                                  If a Participant is receiving Scheduled In-Service distributions or has elected a Scheduled In-Service Withdrawal and distributions have not begun and has a Disability or a separation from service from the Company and all Related Companies for any reason, the Participant shall receive a distribution equal to the Participant’s remaining Distributable Amount in accordance with the Participant’s election, if any, applicable to a separation from service, and the distributions shall commence on the Payment Commencement Date related to the separation from service or Disability, whichever is applicable.  A Participant shall not be deemed to have separated from service with the Company if the Participant transfers employment from one Participating Company and becomes employed by another Related Company without any intervening employment.  In the event of the Participant’s death, before Scheduled In-Service distributions have begun or while the Participant is receiving Scheduled In-Service distributions, the

Participant’s Distributable Amount (or remaining Distributable Amount) shall be paid to his or her Beneficiary or Beneficiaries in a cash lump sum payment no later than the later of (i) the calendar year in which the Participant dies, or (ii) two and one-half months after the Participant dies.

6.4.                            Unforeseeable Emergency.

(a)                            Triggering an Unforeseeable Emergency. The Committee may, in its sole and absolute discretion, accelerate the date of distribution of a Participant’s Account due to an unforeseeable emergency at any time without penalty.  An unforeseeable emergency withdrawal may be granted only for an unforeseeable, severe financial condition resulting from (i) the need to pay funeral expenses or medical expenses for the Participant, the Participant’s Spouse, the Participant’s Beneficiary or his or her dependent (as defined in Code Section 152(a), without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) resulting from a sudden and unexpected illness or accident; (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but which may not be relieved through other available resources of the Participant, as determined by the Committee, in its sole and absolute discretion.  A distribution as provided hereunder shall not exceed the amount required to relieve the financial need of the Participant, nor shall such a distribution be made if the need may be satisfied from other resources reasonably available to the Participant.  If a Participant receives a distribution pursuant to this Section, the Participant shall be ineligible to participate in the Plan for the balance of the Plan Year in which the distribution occurs and all of the following Plan Year.

(b)                            Distribution Attributable to an Unforeseeable Emergency. Unless the Committee, in its sole and absolute discretion, determines otherwise, distribution pursuant to this Section of less than the Participant’s entire interest in the Plan shall be made pro rata from his or her assumed investments according to the balances in such investments. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section shall be made in a single cash lump sum within 90 days after the date the Committee approves the Participant’s request.

6.5.                            Distributions to Specified Employees.  Notwithstanding any other provision of the Plan, if a Participant becomes entitled to a distribution on account of a separation from service (other than due to death or Disability) and is a Specified Employee on the date of the separation from service, distributions shall not commence until at least six months following his or her separation from service (or, if earlier, his or her death).  Payment to which a Specified Employee would otherwise be entitled to during this six-month period shall (A) if scheduled to be paid in a lump sum, be accumulated and paid, without interest, on the tenth (10th) business day that is six (6) months following the date of the Participant’s separation from service and (B) if scheduled to be paid in installments, each installment payment shall be delayed and the installment payments shall commence during the first month of the calendar quarter following the month that includes the six-month anniversary date of Participant’s separation from service.

6.6.                            Section 162(m) Limitation. Notwithstanding any other provision herein to the contrary, a distribution hereunder shall be delayed to the extent that the Company reasonably anticipates that if the distribution were made as scheduled, the Company or a Participating Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code. In such event, the distribution shall be made either during the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code or during the period beginning with the date of the Participant’s separation from service and ending on the later of the last day of the taxable year of the Participant in which the Participant separates from service or the 15th day of the third month following the Participant’s separation from service, and provided further that any scheduled payment to a Participant shall be delayed in accordance with this Section 6.6 only if all scheduled payments to the Participant that could be delayed in accordance with this Section are also delayed. Adjustment for earning shall continue to be applied under Subsection 4.1(d) during the period of deferral under this Section.

6.7.                            Inability to Locate Participant. In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following the Participant’s Distribution Event, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit (calculated immediately prior to the forfeiture) shall be reinstated without interest or earnings.

6.8.                            Payment Upon Change in Control. Notwithstanding any other provisions of this Plan, unless otherwise determined by the Committee prior to a Change in Control, the Plan shall be terminated upon a Change in Control and the aggregate balance credited to and held in the Participants’ Accounts shall be distributed to them in a lump sum not later than the thirtieth day, or as soon as administratively possible thereafter, following a Change in Control.

ARTICLE VII

ADMINISTRATION

7.1.                            Committee. A Committee shall be appointed by, and serve at the pleasure of, the Board. The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

7.2.                            Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter that relates solely to himself or herself as a Participant. The chairman or any other member or members of the Committee designated by the chairman may execute any certificate or other written direction on behalf of the Committee.

7.3.                            Powers and Duties of the Committee.

(a)                            The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1)                                 To select the funds to be the Funds in accordance with Section 3.3 hereof;

(2)                                 To construe and interpret the terms and provisions of this Plan, including, but not limited to, eligibility under the Plan;

(3)                                 To amend, modify, suspend or terminate the Plan in accordance with Section 8.5;

(4)                                 To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the distribution of Plan assets;

(5)                                 To maintain or cause to be maintained all records that may be necessary for the administration of the Plan;

(6)                                 To provide for the disclosure of all information, and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(7)                                 To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(8)                                 To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;

(9)                                 To designate the Participating Companies that will participate in the Plan;

(10)                          To establish a trust in accordance with Section 8.2;

(11)                          To establish and revise, from time to time, the Charter governing the operation of the Committee, subject to the same restrictions under Section 8.5 applicable to the Committee’s authority to amend the Plan;

(12)                          To elect successor members to the Committee, when any other individual ceases to be a member of the Committee; and

(13)                          To perform all other acts deemed by the members of the Committee to be necessary or appropriate for the execution of their duties as members of the

Committee.

7.4.                            Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, unless such interpretation or construction is found to be arbitrary or capricious, including but not limited to the Company, any Participating Company, and any Participant or Beneficiary.

7.5.                            Information. To enable the Committee to perform its functions, the Company and each Participating Company, as applicable, shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of separation from service, and such other pertinent facts as the Committee may reasonably require.

7.6.                            Compensation, Expenses and Indemnity.

(a)                            The members of the Committee shall serve without compensation for their services hereunder.

(b)                            The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan may be paid by the Company. The Company may allocate costs among itself and Participating Companies as it determines is equitable.

(c)                             To the extent not prohibited by applicable law, the Company and each Participating Company shall indemnify and save harmless the Committee and each member thereof, the Board and any delegate of the Committee against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to their administration and direction of the Plan, other than expenses and liabilities arising out of their willful misconduct or gross negligence. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or a Participating Company or provided by the Company or a Participating Company under any bylaw, agreement or otherwise, to the extent such indemnities are not prohibited under applicable law.

7.7.                            Quarterly Statements. Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Account at least quarterly.

ARTICLE VIII

MISCELLANEOUS

8.1.         Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company or a Participating Company, including, but not limited to, assets held by a trust (if any). No assets of the Company or a Participating Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company or a Participating Company under this Plan. Any and all of the assets of the Company and the Participating Companies shall be, and remain, the general unpledged, unrestricted assets of the Company and the Participating Companies. The obligation of the Company and each Participating Company under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

8.2.         Trust; Unfunded Plan.  The Company may, in its sole discretion, establish a trust in respect of the obligations of the Company and each Participating Company under the Plan. The Company and each Participating Company may, from time to time and in their sole and absolute discretion, contribute assets to any such trust.  The Committee may direct the trustee to pay benefits which become payable to a Participant or Beneficiary pursuant to the Plan terms from trust assets, or amounts payable to a Participant or Beneficiary under this Plan may be paid from the general assets of the Participant’s employer.  Notwithstanding the existence of a trust (if any), the Plan is intended to be “unfunded” for purposes of ERISA and shall not be construed as providing income to Participants prior to the date that amounts deferred under the Plan are paid.

8.3.         Restriction Against Assignment. The Company and each Participating Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.4.         Withholding. Participant is responsible for all applicable taxes with respect to deferrals and distributions pursuant to the Plan.  For each Plan Year during which a Participant has deferrals, the Participant’s employer(s) may, in a manner determined by the employer(s), withhold the Participant’s share of FICA and other required employment or state, local, and foreign taxes on deferrals from that portion of the Participant’s Base Salary, Commissions, or Bonus that is not deferred.  To the extent required by the law in effect at the time of any distribution, the Participant’s employer may withhold from each payment made under the Plan all federal, state, local or foreign taxes that are required to be withheld by the employer in respect

of such payment.    To the extent taxes owed by the Participant with respect to deferrals or distributions under the Plan are not withheld for any reason, Participant shall continue to be responsible for such taxes and in no event shall the Company or any Participating Company have any responsibility or liability to any Participant for any failure to comply with any applicable tax withholding requirements.

8.5.         Amendment, Modification, Suspension or Termination. The Board hereby delegates to the Committee the authority to adopt and execute any amendment to the Plan under the provisions of this Section 8.5; provided that any such amendment does not significantly increase the benefits payable to members of the Committee, except in their capacity as members of a broad class of employees for whom benefits are being increased. Any such amendment shall be stated in an instrument in writing, executed in the same manner as the Plan.  The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided, however, that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be subject to approval by the Board. In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Section 6.2, subject to earlier distribution at the discretion of the Committee; provided however, that upon any termination of this Plan, to the extent permissible under Section 409A of the Code without the imposition of any additional or accelerated taxes under Section 409A of the Code, the Company may in its sole discretion, accelerate the payment of all such amounts credited as of the date of termination of this Plan; provided that all such distributions (i) commence no earlier than the date that is twelve (12) months following the date of such termination (or such earlier date permitted under Section 409A of the Code without the imposition of any additional or accelerated taxes under Section 409A of the Code), and (ii) are completed by the date that is twenty-four (24) months following the date of such termination (or such later date permitted under Section 409A of the Code without the imposition of any additional or accelerated taxes under Section 409A of the Code). In addition, payments may be accelerated upon Plan termination as provided above only if, to the extent required under Code Section 409A, (i) all other nonqualified deferred compensation “account balance plans” (as such term is defined under Code Section 409A), in which any Participant hereunder participates are terminated along with this Plan, and (ii) the Company does not adopt any new nonqualified deferred compensation “account balance plan” (as such term is defined under Code Section 409A), for three years following the date of such Plan termination.

8.6.         Governing Law. This Plan shall be construed, governed and administered in accordance with the laws of the State of California (other than the choice of law principles) to the extent not pre-empted by applicable federal law (such as the applicable provisions of ERISA).

8.7.         Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Company and each Participating Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  Notwithstanding any provision of this Plan to the contrary, in no event shall the timing of the Participant’s or Beneficiary’s execution of a release, directly or indirectly, result in the Participant or Beneficiary designating the calendar year of payment, and if a payment that is subject to execution of a release could be made in more than one taxable year, payment shall be made in the later taxable year.

8.8.         Payments on Behalf of Persons under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and each Participating Company.

8.9.         No Employment Rights. Participation in this Plan shall not confer upon any person any right to be employed by the Company or any Participating Company or any other right not expressly provided hereunder.

8.10.       Headings, etc. Not Part of Agreement. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.11.       Liability Between Company and Participating Companies. The Company and each Participating Company shall each be solely liable for liabilities relating to, resulting from and arising out of its own Employees’ participation in the Plan.

8.12.       Code Sections 409A and 457A.

(a)         The Plan is intended to be a nonqualified deferred compensation plan within the meaning of Code Section 409A and shall be operated and interpreted to meet the requirements of Code Section 409A to the maximum extent possible.  For purposes of Code Section 409A, all payments to be made on account of termination of employment (including a separation from service) shall only be made upon a “separation from service” within the meaning of Code Section 409A.

(b)         If any provision of the Plan would, in the reasonable, good faith judgment of the Company, result or likely result in the imposition on a Participant or any other person of, (i) any additional tax, accelerated taxation, interest or penalties under Code Section 409A or (ii) accelerated taxation, interest or penalties under Code Section 457A, the Company may modify the terms of the Plan, or may take any other such action, without a Participant’s consent or the consent of any other person, in the manner that the Company may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such additional tax, accelerated taxation, interest, or penalties or otherwise comply with Code Sections 409A and 457A.  This Section does not create an obligation on the part of the Company to modify the Plan and does not guarantee that any amounts payable under the Plan will not be subject to additional taxes, accelerated taxation, interest or penalties under Code Sections 409A and 457A.

(c)          Each Participant shall be solely responsible for the payment of all taxes that become due as a result of participating in this Plan.  In no event shall the Company or any Participating Company have any responsibility or liability to any Participant for any failure to comply with Code Sections 409A or 457A.

8.13.       Department of Labor Determination.  In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the Department of Labor, the Committee may take whatever steps it deems necessary, in its sole and absolute discretion, to equitably protect the interests of affected Participants.

ARTICLE IX

CLAIMS PROCEDURES

9.1.         Claim for Benefits.  Any claim for benefits under this Plan must be submitted in writing to the Committee no later than 90 days after the date on which the event that caused the claim to arise occurred.  If a claim for benefits is wholly or partially denied, the Committee, or its delegate, shall so notify the claimant within 90 days after receipt of the claim.  If the Committee determines that an extension is necessary, the Committee will notify the claimant within the initial 90-day period that the Committee needs up to an additional 90 days to review the claim.  In the case of a claim for disability benefits, the Committee shall notify the claimant within 45 days after the claim is received unless the Committee determines that an extension of time for processing is required due to matters beyond the control of the Plan, in which case written notice of the extension shall be furnished to the claimant prior to termination of the original 45-day period.  Such extension shall not exceed 30 days from the end of the initial period.  If, prior to the end of the first 30-day extension period, the Committee determines that, due to matters beyond the control of the Plan, an additional extension of time for processing is required, written notice of a second 30-day extension shall be furnished to the claimant prior to termination of the first 30-day extension.

9.2.         Notice of Denial.  The notice of denial shall be written in a manner calculated to be understood by the claimant and shall contain (a) the specific reason or reasons for denial of the claim, (b) specific references to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure and time limits, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.  In the case of a claim for disability benefits, the notification shall also advise the claimant whether the Committee’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment.  The decision or action of the Committee shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 9.3 hereof.

9.3.         Review of Claim.  Within 60 days after the receipt by the claimant of notice of denial of a claim, the claimant may (a) file a request with the Committee that it conduct a full and fair review of the denial of the claim, (b) receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (c) submit questions and comments to the Committee in writing.

9.4.         Decision After Review.  Within 60 days after the receipt of a request for review under Section 9.3, the Committee, or its delegate, shall deliver to the claimant a written decision with respect to the claim, except that if there are special circumstances which require more time for processing, the 60-day period shall be extended to 120 days upon notice to that effect to the claimant.  The decision shall be written in a manner calculated to be understood by the claimant and shall (a) include the specific reason or reasons for the decision, (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.  In the case of a claim for disability benefits, the notice shall set forth:  (1) whether the Committee’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment; and (2) the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

9.5.         Legal Action.  A claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.  A claimant wishing to seek any further legal action with respect to a final adverse benefit determination must file such claim in a court of law within one year of the date on which the event that caused the claim to arise or lose any right to bring such action.  Such legal action must be filed only in the United States District Court for the Northern District of California, San Jose, California courthouse.

9.6.         Discretion of the Committee.  All interpretations, determinations and decisions of the Committee, or its delegate, with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

IN WITNESS WHEREOF, the Seagate Benefits Administrative Committee, by its duly authorized officer, has executed this Plan this 13th day of November, 2014, but to be effective on the Effective Date.

SEAGATE BENEFITS ADMINISTRATIVE
COMMITTEE

By:
John Cleveland

Title:	Vice President, Global Compensation, Benefits, Mobility & Compliance

EXHIBIT “A”

PARTICIPATING COMPANIES

Seagate Technology (US) Holdings, Inc.

Seagate Technology LLC

EVault, A Seagate Company

LaCie Ltd.

Xyratex International Inc.

i